                                                                    Exhibit 99.1

                         PANAMSAT REPORTS YEAR-END 2003
                           AND FOURTH QUARTER RESULTS

     COMPANY INCREASES EARNINGS 16% OVER PRIOR YEAR, ESTABLISHES FIRST U.S.
       HIGH-DEFINITION SATELLITE NEIGHBORHOOD AND SIGNS CONTRACT WITH FOX
                     FOR ALL U.S. PROGRAMMING DISTRIBUTION

WILTON, CONN., February 3, 2004 - PanAmSat Corporation (NASDAQ: SPOT) today reported financial results for the fourth quarter and year ended December 31, 2003. For the year ended December 31, 2003, total revenues increased 2.3 percent to $831.0 million compared to $812.3 million in 2002 and earnings per share
(EPS) increased 15.8 percent to $0.66 per share compared to $0.57 per share for the same period in 2002. In the fourth quarter, the company increased revenues by 10.6 percent to $217.6 million compared to $196.8 million in the fourth quarter of 2002. The company generated lower earnings due primarily to accelerated depreciation on several satellites with an EPS of $0.12 per share in the fourth quarter of 2003 compared to $0.16 per share for the same period in 2002.

"Last year was another solid year for PanAmSat. We achieved impressive financial results in a tough market environment while providing the highest levels of reliability in our industry to our customers. We continued to take advantage of our technological and global fleet advantages to launch the first High-Definition Television (HDTV) satellite neighborhood in the U.S. and expand our digital capacity around the world. And we now have a solid foothold with the largest future customer for FSS satellite services: the U.S. Government," said Joe Wright, president and CEO of PanAmSat. "In early 2004, we have already achieved a significant milestone as we signed Fox to a multi-year, multi-satellite contract which makes them one of our top five global customers. In addition, a recent contractual amendment with DIRECTV Latin America (DTVLA) will significantly reduce our credit risk with them and will eliminate the major portion of the backlog credit risk previously reported when they emerge from bankruptcy. Clearly, this is a great way to start the year."

Among the business highlights for 2003 and early 2004:

      - Solid financial results for 10 consecutive quarters including higher total revenues on both a quarterly and full-year basis in 2003 compared to 2002. Fourth quarter revenues increased 10.6 percent to $217.6 million in 2003 vs. $196.8 million in 2002 and full-year revenues increased 2.3 percent to $831.0 million in 2003 compared to $812.3 million in 2002.

      - Strong financial position with free-cash flow(2) of $527 million for full-year 2003 compared to $462.7 million in 2002, which enabled the company to pay down $850 million of debt during 2003.

      - Completion of one of the largest deals in the Company's 20-year history with a multi-year, multi-satellite, multi-transponder agreement with Fox Entertainment Group, Inc. for U.S. cable, broadcast and international program distribution. Under the terms of the agreement, Fox will consolidate its entire suite of U.S. cable and broadcast programming onto PanAmSat's global fleet for 15 years and move a significant portion of its international traffic onto the fleet for the next decade.

      - Significant advances in North American video market with creation of industry's first HDTV satellite neighborhood on Galaxy 13/Horizons-1 and addition of several premier broadcasters as anchor HDTV tenants:
            Cinemax HD, TNT HD, HBO, Starz! HD and HDNet.

      - Development of government service capabilities through acquisition of Hughes Global Services, Esatel and formation of a separate Government Services unit -- G2 Satellite Solutions. As a result, total revenues from the government sector more than tripled to $73.8 million in 2003 from $24.1 million in

            2002. The U.S. Government is expected to be the largest future user of commercial FSS services in the world.

      - Expansion of digital transmission capabilities and satellite access options for PanAmSat customers through the acquisition of Sonic Telecom, and the related development of an efficient, interconnected North American teleport network, linking all ground facilities with redundant fiber capable of delivering video via Internet Protocol
            (IP).

      - Successful launch of next-generation satellites, Galaxy 12 and 13, as well as the development of one of the industry's youngest and most robust fleets. The Company's 25 satellites enjoy an average remaining fuel life of approximately 11 years and achieved an overall network reliability of 99.999998 percent for the 2003 calendar year - the highest in the industry.

      - Reached an agreement with DIRECTV Latin America granting modest concessions in service fees to secure revenues and backlog associated with their transponder lease agreements, effective upon emergence from the Chapter 11 bankruptcy process. In conjunction with these amendments, and effective at the time of DTVLA's emergence from bankruptcy, Hughes Electronics Corporation has agreed to guarantee all of the amended transponder lease agreements with DTVLA for a period of five years which will restore the relationship to credit-worthy status.

      - Settlement of the insurance claims on the Galaxy 11 and PAS-1R satellites for payment to the Company of $260 million. This negotiated resolution balances the expected loss of capacity and remaining use expected to be achieved with respect to the satellites. These satellites are expected to continue to provide service to customers through their design lives, subject to a possible need to offer supplemental capacity in later years.

Wright continued, "We ended 2003 with very positive developments and 2004 has already started out in the right direction. In the future, we will leverage our experience and leadership in the transmission of digital signals to expand the rollout of HDTV in the U.S., enhance our communication services to developing countries, grow our share of the U.S. Government market, and take advantage of consolidation opportunities in our industry. Being at the forefront in delivering advanced digital applications in the air and on the ground will help us increase our already strong position in the HDTV market, as well as in other areas. We believe this focus coupled with our advanced technology and global reach will help us achieve meaningful growth."

FINANCIAL RESULTS FOR THREE MONTHS ENDED DECEMBER 31, 2003

Total revenues for the fourth quarter of 2003 were $217.6 million, compared to revenues of $196.8 million for the fourth quarter of 2002. Operating lease revenues were $213.2 million for the fourth quarter of 2003, compared to $192.3 million for the same period in 2002. The increase in operating lease revenues was primarily attributable to additional government services revenue related to the Company's G2 Satellite Solutions division and an increase in network services revenue. These increases were partially offset by lower video revenues recorded as a result of customer credit related issues. Total sales and sales-type lease revenues were $4.4 million for the quarter ended December 31, 2003, compared to $4.5 million for the same period in 2002.

Operating lease revenues from video services were $116.4 million during the fourth quarter of 2003, compared to $123.2 million for the fourth quarter of 2002. This decrease was primarily due to customer credit related issues for certain DTH customers, partially offset by higher occasional services revenues. Overall video services revenues were $120.9 million in the fourth quarter of 2003, compared to $127.6 million in the fourth quarter of 2002.

Operating lease revenues from network services increased to $56.0 million for the fourth quarter of 2003, compared to $52.1 million for the fourth quarter of 2002. This increase in network services revenues is primarily due to leases with new customers, which were secured during 2003.

Operating lease revenues from government services (previously included within network services revenues) increased to $27.6 million for the fourth quarter of 2003, compared to $5.4 million for the fourth quarter of 2002. The $27.6 million for the fourth quarter of 2003 primarily represents revenues from the Company's G2 Satellite Solutions division, which was formed in 2003 by combining the acquisitions of Hughes Global Services ("HGS") and Esatel with PanAmSat's existing government services business.

Total direct operating costs and selling, general & administrative costs for the three months ended December 31, 2003 were $73.1 million compared to $52.4 million for the same period in 2002. This increase is primarily attributable to costs related to revenues from the Company's new G2 Satellite Solutions division.

For the three months ended December 31, 2003, operating profit before depreciation and amortization(1) was $141.6 million, or 65 percent of total revenues, as compared to $144.4 million or 73 percent of total revenues for the same period in 2002. These decreases were primarily the result of a change in the revenue mix of the Company's services, including the previously mentioned increase in government services revenue and decrease in video services revenue.

For the three months ended December 31, 2003, net income was $17.4 million, compared to $23.6 million for the same period in 2002. EPS was $0.12 per share for the fourth quarter of 2003 compared to $0.16 per share for the fourth quarter of 2002. The change in net income was primarily due to an increase in depreciation expense attributable to the acceleration of depreciation on the Company's Galaxy 4R and PAS-6B satellites.

FINANCIAL RESULTS FOR THE YEAR ENDED DECEMBER 31, 2003

Total revenues for the year ended December 31, 2003 were $831.0 million, compared to revenues of $812.3 million for the year ended December 31, 2002. Operating lease revenues were $814.0 million for the year ended December 31, 2003, compared to $792.7 million for the same period in 2002. Total sales and sales-type lease revenues were $17.0 million for the year ended December 31, 2003, compared to $19.6 million for the same period in 2002.

Operating lease revenues from video services were $478.5 million for the year ended December 31, 2003 as compared to $515.3 million for the year ended December 31, 2002. This decrease was primarily due to the 2002 FIFA World Cup, lower termination fee revenues and lower DTH services revenues recorded as a result of customer contract amendments and credit related issues. Overall video services revenues were $495.5 million in the year ended December 31, 2003 compared to $534.9 million in the year ended December 31, 2002.

Operating lease revenues from network services were $213.7 million for the year ended December 31, 2003, compared to $198.4 million for the same period in 2002. This increase in network services revenues is primarily due to leases with new customers, which were secured during 2003.

Operating lease revenues from government services (previously included within network services revenues) increased to $73.8 million for the year ended December 31, 2003, compared to $24.1 million for the same period of 2002. The $73.8 million recorded in 2003 primarily represents revenues from the Company's G2 Satellite Solutions division.

Total direct operating costs and selling, general & administrative costs for the year ended December 31, 2003 were $235.8 million compared to $228.4 million for the same period in 2002. This increase is primarily attributable to costs related to revenues from the Company's new G2 Satellite Solutions division, partially offset by lower bad debt expense, lower broadcast services related costs as a result of the 2002 World Cup, and the Company's continued focus on operational efficiencies.

For the year ended December 31, 2003, operating profit before depreciation and amortization was $591.0 million, or 71 percent of total revenues, as compared to $591.6 million or 73 percent of total revenues for the same period in 2002. These changes are primarily a result of the items discussed above, a change in the mix of the Company's revenues, the recording of a $40.1 million gain in 2002 related to the settlement of the PAS-7 insurance claim, an $18.7 million loss on the conversion of sales-type leases to operating leases in 2002, and lower net facilities restructuring and severance charges of $9.5 million.

For the year ended December 31, 2003, net income was $99.5 million, compared to $85.0 million for the same period in 2002. Earnings per share were $0.66 per share for the year ended December 31, 2003, compared to $0.57 per share for the comparable period of 2002. These increases in net income and EPS were primarily due to lower depreciation expense of $22.9 million. This increase was partially offset by higher income tax expense of $6.7 million.

As of December 31, 2003, PanAmSat had contracts for satellite services representing future payments (backlog) of approximately $4.6 billion, compared to approximately $4.8 billion as of September 30, 2003. The reduction in part reflects resolution of issues with customers that had previously been included in the backlog at risk. During the fourth quarter of 2003, the company agreed to amend its transponder lease agreements with DirectTV Latin America (DTVLA), effective upon its emergence from the Chapter 11 bankruptcy process. In conjunction with these amendments, Hughes Electronics Corporation has agreed to guarantee all of the transponder lease agreements with DTVLA for a period of five years. The DTVLA amendment and the Hughes guaranty together with actions taken with respect to other at-risk customers during 2003 have addressed the major risk inherent in the company's contractual backlog. Accordingly, the company will discontinue reporting its backlog at risk going forward.

FINANCIAL GUIDANCE FOR FIRST QUARTER AND FULL-YEAR 2004

The company projects its financial results for the first quarter and full-year 2004 will be as follows:

                                              FIRST QUARTER 2004                  FULL YEAR 2004
----------------------------------------------------------------------------------------------------
Total revenues                                $200 - $215 million              $835 - $865 million
----------------------------------------------------------------------------------------------------
Operating profit before
depreciation and amortization(1)              $135 - $145 million              $575 - $605 million
----------------------------------------------------------------------------------------------------
Depreciation and
amortization                                 $70   -  $80  million             $290 - $320 million
----------------------------------------------------------------------------------------------------
Income from
operations                                   $60   -  $70  million             $255 - $285 million
----------------------------------------------------------------------------------------------------
Earnings per share                          $0.15 - $0.20 per share          $0.75 - $0.95 per share
----------------------------------------------------------------------------------------------------
Capital expenditures                         $35    -  $45 million             $165 - $195 million
----------------------------------------------------------------------------------------------------

NON-GAAP FINANCIAL RECONCILIATION SCHEDULES

                                    FOURTH           FOURTH            YEAR             YEAR
                                    QUARTER          QUARTER           ENDED            ENDED        FIRST QUARTER      FULL YEAR
                                      2003             2002         DECEMBER 31,     DECEMBER 31,        2004              2004
CONSOLIDATED PANAMSAT                ACTUAL           ACTUAL           2003             2002            GUIDANCE        GUIDANCE
----------------------------------------------------------------------------------------------------------------------------------
Operating profit before
depreciation and
amortization (1)                      $141.6M          $144.4M         $ 591.0M          $591.6M      $135 - 145M      $575 - 605M

Less: Depreciation and
amortization                            80.6M            73.1M           312.8M           335.7M         70 - 80M       290 - 320M
                                  -----------      -----------      -----------      -----------      -----------      -----------
Income from operations                $ 61.0M          $ 71.3M          $278.2M          $255.9M        $60 - 70M      $255 - 285M
                                  -----------      -----------      -----------      -----------      -----------      -----------
----------------------------------------------------------------------------------------------------------------------------------
Net cash flow provided by
operating activities:                 $220.5M          $146.6M          $548.1M         $ 542.0M
Net cash flow (used in)                                                                                       N/A              N/A
provided by investing
activities:                             98.1M          (38.3)M            39.7M         (179.1)M
Purchase/(Sale)of short-term
investments:                          (16.4)M             4.1M          (60.8)M            99.8M
                                  -----------      -----------      -----------      -----------
Free Cash Flow(2)                     $302.2M          $112.4M         $ 527.0M         $ 462.7M
                                  -----------      -----------      -----------      -----------
----------------------------------------------------------------------------------------------------------------------------------
Operating Profit Margin (3)                28%              36%              33%              31%
Operating profit before                                                                                       N/A              N/A
depreciation and
amortization margin (1)                    65%              73%              71%              73%
----------------------------------------------------------------------------------------------------------------------------------

(1) Operating profit before depreciation and amortization, which is a non-GAAP financial measure, is the sum of income from operations and depreciation and amortization as presented in the attached Summaries of Operating Results. Operating profit before depreciation and amortization margin is calculated by dividing Operating profit before depreciation and amortization by total revenues. This measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. PanAmSat's management uses Operating profit before depreciation and amortization to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. PanAmSat believes Operating profit before depreciation and amortization is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. PanAmSat's management also uses this metric to measure income generated from operations that could be used to service debt, fund future capital expenditures or pay taxes. In addition, multiples of current or projected Operating profit before depreciation and amortization are used to estimate current or prospective enterprise value. Operating profit before depreciation and amortization does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Operating profit before depreciation and amortization as presented herein may not be comparable to similarly titled measures reported by other companies.

(2) Free Cash Flow, which is a non-GAAP financial measure, equals net cash provided by operating activities less net cash used in investing activities (excluding purchases and sales of short-term investments) as presented in the attached Summarized Statements of Cash Flows. This measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flow as determined in accordance with accounting principles generally accepted in the United States of America. PanAmSat's management uses Free Cash Flow to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. PanAmSat believes Free Cash Flow is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. PanAmSat's management also uses this metric to measure cash flows generated from operations that could be used to service debt, fund future capital expenditures or pay taxes. Free Cash Flow does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free Cash Flow as presented herein may not be comparable to similarly titled measures reported by other companies.

(3) Operating Profit Margin is calculated by dividing income from operations by total revenues.

For more detailed information about our financial guidance and trends, please visit the "Financial Guidance/Recent Presentations" page of the Investor Relations section of our website located at http://www.panamsat.com. PanAmSat will hold a conference call at 11:00 a.m. ET on February 3, 2004 to discuss its fourth quarter 2003 financial results, as well as its financial outlook for 2004. The dial-in number is 1-800-946-0713 (domestic) or 1-719-457-2642
(international). To listen to the call live via web cast, please visit www.panamsat.com.

ABOUT PANAMSAT

PanAmSat Corporation (NASDAQ: SPOT) is one of the world's top three satellite operators managing a global fleet of 30 satellites, 25 of which are wholly-owned by the Company, for the delivery of news, sports and other television programming. In total, this fleet is capable of reaching more than 98 percent of the world's population through cable television systems, broadcast affiliates, direct-to-home operators, Internet service providers and telecommunications companies. In addition, PanAmSat supports the largest concentration of satellite-based business networks in the US, as well as specialized communications services in remote areas throughout the world. PanAmSat is 81 percent owned by HUGHES Electronics Corporation. For more information, visit the company's web site at www.panamsat.com.

ABOUT HUGHES

Hughes Electronics Corporation is a world-leading provider of digital multichannel television entertainment, broadband satellite networks and services, and global video and data broadcasting. Hughes is 34 percent owned by Fox Entertainment Group, which is approximately 82 percent owned by News Corporation Ltd.

NOTE: The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. When used in this press release, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify forward-looking statements and information. Actual results may differ materially from anticipated results due to certain risks and uncertainties, which are more specifically set forth in the "Financial Guidance/Recent

Presentations" page of the Investor Relations section of our website and the company's annual report on Form 10-K for the year ended December 31, 2002 on file with the Securities and Exchange Commission. These risks and uncertainties include but are not limited to (i) risks of launch failures, launch and construction delays and in-orbit failures or reduced performance, (ii) risk that we may not be able to obtain new or renewal satellite insurance policies on commercially reasonable terms or at all, (iii) risks related to domestic and international government regulation, (iv) risks of doing business internationally, (v) risks related to possible future losses on satellites that are not adequately covered by insurance, (vi) risks of inadequate access to capital for growth, (vii) risks related to competition, (viii) risks related to the company's contracted backlog for future services, (ix) risks associated with the company's indebtedness, (x) risks related to control by our majority stockholder and (xi) litigation. PanAmSat cautions that the foregoing list of important factors is not exclusive. Further, PanAmSat operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company's control.

                                       ###
                  FOUR PAGES OF FINANCIAL INFORMATION TO FOLLOW

SUMMARY OF OPERATING RESULTS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2003 AND 2002
AMOUNTS IN THOUSANDS (EXCEPT SHARE DATA)

                                                                         PanAmSat      PanAmSat
                                                                         12/31/03      12/31/02
                                                                         --------      --------
REVENUES
Operating leases, satellite services and other                           $213,153      $192,320
Outright sales and sales-type leases                                        4,429         4,474
                                                                         --------      --------
Total Revenues                                                            217,582       196,794
                                                                         --------      --------

COSTS AND EXPENSES
Direct operating costs (exclusive of depreciation and amortization)        45,713        30,040
Selling, general & administrative costs                                    27,394        22,398
Facilities restructuring and severance costs                                2,837            --
                                                                         --------      --------
Total                                                                      75,944        52,438
                                                                         --------      --------

Operating income before depreciation and amortization                     141,638       144,356

Depreciation and amortization expense                                      80,639        73,028
                                                                         --------      --------

Income from operations                                                     60,999        71,328
Interest expense, net                                                      37,321        39,913
                                                                         --------      --------

Income before income taxes                                                 23,678        31,415
Income tax expense                                                          6,298         7,854
                                                                         --------      --------

Net Income                                                               $ 17,380      $ 23,561
                                                                         --------      --------

Earnings per share                                                       $   0.12      $   0.16
                                                                         --------      --------

Weighted average common shares outstanding                                  150.1         150.0
                                                                         --------      --------

SUMMARY OF OPERATING RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2003 AND 2002
AMOUNTS IN THOUSANDS (EXCEPT SHARE DATA)

                                                                          PanAmSat       PanAmSat
                                                                          12/31/03       12/31/02
                                                                          --------       --------
REVENUES
Operating leases, satellite services and other                           $ 814,006      $ 792,691
Outright sales and sales-type leases                                        17,005         19,599
                                                                         ---------      ---------
Total Revenues                                                             831,011        812,290
                                                                         ---------      ---------

COSTS AND EXPENSES
Direct operating costs (exclusive of depreciation and amortization)        149,696        126,387
Selling, general & administrative costs                                     86,081        101,983
Facilities restructuring and severance costs                                 4,227         13,708
Gain on PAS-7 insurance claim                                                   --        (40,063)
Loss on conversion of sales-type leases                                         --         18,690
                                                                         ---------      ---------
Total                                                                      240,004        220,705
                                                                         ---------      ---------

Operating income before depreciation and amortization                      591,007        591,585

Depreciation and amortization expense                                      312,833        335,717
                                                                         ---------      ---------

Income from operations                                                     278,174        255,868
Interest expense, net (a)                                                  143,632        142,470
                                                                         ---------      ---------

Income before income taxes                                                 134,542        113,398
Income tax expense                                                          35,010         28,350
                                                                         ---------      ---------

Net Income                                                               $  99,532      $  85,048
                                                                         ---------      ---------

Earnings per share                                                       $    0.66      $    0.57
                                                                         ---------      ---------

Weighted average common shares outstanding                                   150.1          149.9
                                                                         ---------      ---------

(a) As a result of the company's adoption of Statement of Financial Accounting Standards No. 145 in January 2003, the company was required to reclassify the $3.3 million pre-tax loss on early extinguishment of debt recorded during the first quarter of 2002 from an extraordinary item to interest expense within the company's statement of income for the three months ended March 31, 2002. This reclassification did not have any effect on net income previously reported by the company during that period.

SUMMARIZED BALANCE SHEETS
AS OF DECEMBER 31, 2003 AND DECEMBER 31, 2002
(AMOUNTS IN THOUSANDS)

                                                 12/31/03        12/31/02
                                                 --------        --------
ASSETS
CURRENT ASSETS
     Cash and cash equivalents                  $  511,248      $  783,998
     Short-term investments                         38,936          99,785
     Accounts receivable, net                       77,006          34,276
     Net investment in sales-type leases            23,068          22,858
     Prepaid expenses and other                     20,428          43,170
     Receivable - satellite manufacturer                --          72,007
     Insurance claim receivable                    260,000              --
     Deferred income taxes                           7,688           7,889
                                                ----------      ----------
Total current assets                               938,374       1,063,983
                                                ----------      ----------

SATELLITES AND OTHER PROPERTY AND
 EQUIPMENT, Net                                  2,306,705       2,865,279
NET INVESTMENT IN SALES-TYPE
 LEASES                                            116,653         161,869
GOODWILL                                         2,243,611       2,238,659
DEFERRED CHARGES                                   129,534         157,948
                                                ----------      ----------

TOTAL ASSETS                                    $5,734,877      $6,487,738
                                                ----------      ----------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities        $   84,448      $   77,309
Current portion of long-term debt                    3,500         200,000
Accrued interest payable                            45,462          50,961
Deferred revenues                                   22,436          18,923
                                                ----------      ----------
       Total current liabilities                   155,846         347,193
                                                ----------      ----------

LONG-TERM DEBT                                   1,696,500       2,350,000
DEFERRED INCOME TAXES                              430,512         417,843
DEFERRED CREDITS AND OTHER                         273,261         295,160
                                                ----------      ----------

TOTAL LIABILITIES                                2,556,119       3,410,196
                                                ----------      ----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY                             3,178,758       3,077,542
                                                ----------      ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $5,734,877      $6,487,738
                                                ----------      ----------

SUMMARIZED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
(AMOUNTS IN THOUSANDS)

                                                                            12/31/03          12/31/02
                                                                            --------          --------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
Net Income                                                                 $    99,532       $    85,048
      Depreciation and amortization expense                                    312,833           335,717
      Gain on PAS-7 insurance claim                                                 --           (40,063)
      Loss on conversion of sales-type leases                                       --            18,690
      Facilities restructuring and severance costs                               4,227            13,708
      Changes in working capital and other accounts                            131,528           128,853
                                                                           -----------       -----------
                  NET CASH PROVIDED BY OPERATING ACTIVITIES                    548,120           541,953
                                                                           -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES
      Capital expenditures (including capitalized interest) (b)               (104,082)         (294,313)
      Sales (purchases) of short-term investments                               60,846           (99,783)
      Insurance proceeds from satellite recoveries                             102,649           215,000
      Acquisitions, net of cash acquired                                       (19,748)               --
                                                                           -----------       -----------
                  NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES           39,665          (179,096)
                                                                           -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES
      New borrowings                                                                --         1,800,000
      Repayments                                                              (850,000)       (1,771,542)
      Debt issuance costs                                                       (1,456)          (41,355)
      Other                                                                     (9,453)           (8,389)
                                                                           -----------       -----------
                  NET CASH USED IN FINANCING ACTIVITIES                       (860,909)          (21,286)
                                                                           -----------       -----------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                            374              (839)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                          (272,750)          340,732
CASH AND CASH EQUIVALENTS, beginning of period                                 783,998           443,266
                                                                           -----------       -----------
CASH AND CASH EQUIVALENTS, end of period                                   $   511,248       $   783,998
                                                                           -----------       -----------

(b) Includes Capitalized Interest of $13.9 million and $27.3 million for the year ended December 31, 2003 and 2002, respectively.

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